Exhibit 3.1

NORTH SHORE GAS COMPANY

Amendments to By-Laws Effective May 17, 2007

The Sections of the By-Laws identified below are replaced in their entirety to read as follows:

"SECTION 4.1.   Election of Officers.  There shall be elected by the Board of Directors in each year the following officers:  a Chairman of the Board; a Vice Chairman; a President; a Chief Financial Officer;  such number of Senior Vice Presidents, such number of Vice Presidents and such number of Assistant Vice Presidents as the Board at the time may decide upon; a Secretary; such number of Assistant Secretaries as the Board at the time may decide upon; a Treasurer; and such number of Assistant Treasurers as the Board at the time may decide upon.  There may also be elected a General Counsel.  There may also be elected such number of Assistant General Counsel and such number of Executive Vice Presidents as the Board at the time may decide upon.  Any two or more offices may be held by one person, except that the offices of President and Secretary may not be held by the same person.  All officers shall hold their respective offices during the pleasure of the Board.

SECTION 4.2.   Appointment of Officers.  The Board of Directors, the Chairman of the Board, the Vice Chairman, or the President may from time to time appoint such other officers as may be deemed necessary, including one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Controller, and one or more Assistant Controllers, one or more Assistant General Counsel and such other agents and employees of the Company as may be deemed proper.  Such officers, agents and employees shall have such authority, perform such duties and receive such compensation as the Board of Directors, in the case of appointments made by the Chairman of the Board, the Vice Chairman, or the President, as the Chairman of the Board, the Vice Chairman, or the President, may from time to time prescribe and determine.  The Board of Directors may from time to time authorize any officer to appoint and remove agents and employees, to prescribe their powers and duties and to fix their compensation therefor."